Exhibit 99.1

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$32,374	$17,139
Accounts receivable	1,150	—
Related party receivable	887	—
Inventory	1,053	—
Prepaid expenses and other current assets	11,734	848

Total current assets	47,198	17,987
Property, plant, and equipment, net	6,928	418
Right-of-use assets	2,543	1,656
Deferred merger transaction costs	4,003	732
Restricted cash and other assets	1,148	212

Total Assets	$61,820	$21,005

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,054	$215
Accrued professional fees	5,483	900
Other accrued expenses	822	162
Related party payables	548	560
Horizon IP agreement payable	10,000	—
Contract liabilities	3,845	2,608
Current portion of lease liabilities	672	618

Total current liabilities	22,424	5,063

Long term liabilities
Lease liabilities, net of current portion	2,153	1,181
Convertible debt, net	49,643	—

Total liabilities	$74,220	$6,244
Commitments and contingencies (Note 8)
Stockholders’ Equity (Deficit)
Common stock, $0.001 par value; 150,000,000 shares authorized, 93,825,000 and 93,750,000 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	94	94
Additional paid-in capital	20,051	29,045
Accumulated deficit	(31,839)	(14,271)
Accumulated other comprehensive loss	(95)	(16)

Total Hyzon Motors Inc. stockholders’ equity (deficit)	(11,789)	14,852
Noncontrolling interest	(611)	(91)

Total Stockholders’ Equity (Deficit)	(12,400)	14,761

Total Liabilities and Stockholders’ Equity (Deficit)	$61,820	$21,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the period January 21, 2020 (Inception) – June 30, 2020
	2021	2020
Operating expense:
Research and development	$3,473	$13	$4,099	$59
Selling, general and administrative	5,800	155	8,946	234

Total operating expenses	9,273	168	13,045	293

Loss from operations	(9,273)	(168)	(13,045)	(293)

Other income (expense):
Foreign currency exchange loss and other expense	(30)	—	(59)
Interest income	42	—	44
Interest expense	(449)	(4)	(5,039)	(5)

Total other expense	(437)	(4)	(5,054)	(5)

Net loss	$(9,710)	$(172)	$(18,099)	$(298)
Net loss attributable to noncontrolling interest	(289)	—	(531)	—

Net loss attributable to Hyzon	(9,421)	(172)	(17,568)	(298)

Comprehensive loss:
Net loss	$(9,710)	$(172)	$(18,099)	$(298)
Foreign currency translation adjustment	(55)	—	(86)	—

Comprehensive loss	$(9,765)	$(172)	$(18,185)	$(298)

Comprehensive loss attributable to noncontrolling interest	(287)	—	(520)	—

Comprehensive loss attributable to Hyzon	$(9,478)	$(172)	$(17,665)	$(298)
Net loss per share attributable to Hyzon:

Basic and diluted	$(.10)	$(.00)	$(.19)	$(.00)

Weighted average common shares outstanding:
Basic and diluted	93,819,835	83,750,000	93,806,549	83,750,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31 AND JUNE 30, 2021

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Hyzon Motors Inc. stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2020	93,750,000	$94	29,045	(14,271)	(16)	14,852	(91)	$14,761
Exercise of stock options	65,000	—	187	—	—	187	—	187
Stock-based compensation	—	—	290	—	—	290	—	290
IP transaction – deemed distribution	—	—	(10,000)	—	—	(10,000)	—	(10,000)
Net loss attributable to Hyzon	—	—	—	(8,147)	—	(8,147)	—	(8,147)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	(242)	(242)
Foreign currency translation loss	—	—	—	—	(38)	(38)	9	(29)

Balance at March 31, 2021	93,815,000	$94	19,522	(22,418)	(54)	(2,856)	(324)	$(3,180)
Exercise of stock options	10,000	—	3	—	—	3	—	3
Stock-based compensation	—	—	526	—	—	526	—	526
Net loss attributable to Hyzon	—	—	—	(9,421)	—	(9,421)	—	(9,421)
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	(289)	(289)
Foreign currency translation loss	—	—	—	—	(41)	(41)	2	(39)

Balance at June 30, 2021	93,825,000	$94	20,051	(31,839)	(95)	(11,789)	(611)	(12,400)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FOR THE PERIOD JANUARY 21, 2020 (INCEPTION) TO MARCH 31, 2020 AND THE PERIOD JANUARY 21, 2020

(INCEPTION) TO JUNE 30, 2020

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Hyzon Motors Inc. stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 21, 2020 (Inception)	83,750,000	$84	—	—	—	84	—	84
Net loss attributable to Hyzon	—	—	—	(124)	—	(124)	—	(124)

Balance at March 31, 2020	83,750,000	$84	—	(124)	—	(40)	—	(40)
Net loss attributable to Hyzon	—	—	—	(172)	—	(172)	—	(172)

Balance at June 30, 2020	83,750,000	$84	—	(296)	—	(212)	—	(212)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the six months ended June 30, 2021	For the period January 21, 2020 (Inception) - June 30, 2020
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(18,099)	$(298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	221	—
Reduction in the carrying amount of right of use assets	148	25
Stock-based compensation	877	—
Noncash interest expense	4,901	—
Changes in:
Accounts Receivable	(1,150)	—
Inventory	(1,053)	—
Prepaid expenses and other current assets	(8,723)	—
Other assets	(164)	(14)
Accounts payable	839	—
Accrued professional fees and other current liabilities	2,486	—
Operating lease liabilities	(105)	—
Related party payables	(899)	386
Contract liabilities	1,237	—

Net cash used in operating activities	(19,484)	99

Cash Flows from Investing Activities:
Purchases of property and equipment	(6,685)	—
Advanced payments for capital expenditures	(2,224)	—
Investment in equity securities	(123)	—

Net cash used in investing activities	(9,032)	—

Cash Flows from Financing Activities:		—
Exercise of stock options	190	—
Payment of finance lease liability	(76)	(3)
Debt issuance costs	(133)	—
Proceeds from issuance of convertible notes	45,000	—
Deferred merger transaction costs	(514)	—

Net cash provided by (used in) financing activities	44,467	(3)

Effect of exchange rate changes on cash	(66)	—

Net change in cash and restricted cash	15,885	96
Cash—Beginning	17,139	—

Cash and restricted cash —Ending	$33,024	$96

Supplemental schedule of non-cash investing activities and financing activities:
Merger transaction costs included in accrued expenses	2,758	—
Issuance of common stock at inception included in net related party payable	—	84
Horizon license agreement payable	10,000	—
Lease assets obtained in exchange for lease obligations:
Operating leases	1,206	—
Finance leases	—	886

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYZON MOTORS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2021

NOTE 1: NATURE OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Hyzon Motors Inc. (“Hyzon” or “the Company”), headquartered in Honeoye Falls, New York, was incorporated in the State of Delaware on January 21, 2020 as a wholly owned subsidiary of Hymas Pte. Ltd. (“Hymas”). Hymas is a wholly owned subsidiary of Horizon Fuel Cell Technologies (“Horizon”). Hyzon was formed to focus on accelerating the energy transition through the manufacturing and supply of hydrogen fuel cell-powered commercial vehicles across the North American, European, and Australasian regions. Since its inception, the Company has devoted substantially all of its efforts in research and development activities, including recruiting management and technical staff, raising capital, building the infrastructure to support the future production of Hydrogen Fuel Cell trucks and buses and supply of hydrogen fuel cell systems for forklift, truck, bus, aircraft, train, and marine applications, and has not yet generated any revenue.

On October 30, 2020, Hyzon entered into a joint venture agreement (the “JV Agreement”) with Holthausen Clean Technology Investment B.V. (“Holthausen”) (together referred to as the “Shareholders”) to establish a venture in the Netherlands called Hyzon Motors Europe B.V. (“Hyzon Europe”). The Shareholders will combine their resources in accordance with the JV Agreement, with the intention to mass commercialize fuel cell trucks within the European Union and nearby markets such as the United Kingdom, the Nordic countries and Switzerland through Hyzon Europe. Hyzon and Holthausen have 50.5% and 49.5% ownership interest in the equity of Hyzon Europe, respectively.

On February 8, 2021, the Company entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) with Decarbonization Plus Acquisition Corporation (“DCRB”) to affect a business combination between DCRB and the Company with DRCB Merger Sub Inc. a wholly owned subsidiary of DCRB, merging with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of DCRB. The transaction was unanimously approved by DCRB’s Board of Directors and was approved at a special meeting of DCRB’s stockholders on July 15, 2021. On July 16, 2021 the Company completed its business combination with DCRB. Concurrent with the completion of the business combination, DCRB changed its name to “Hyzon Motors Inc.” (the post-combination entity). Commencing at the open of trading on July 19, 2021, Hyzon’s Class A common stock and Hyzon’s warrants began trading on The Nasdaq Global Select market (“Nasdaq”) under the symbols “HYZN” and “HYZNW,” respectively.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements and related disclosures have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) pursuant to the requirements and rules of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance refers to US GAAP as found in US Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of Hyzon Motors Inc. and our subsidiaries and consolidated affiliates, Hyzon Motors Australia, Hyzon Europe, and Hyzon China. All intercompany accounts and transactions are eliminated in consolidation. Hyzon Europe has been determined to be a variable-interest entity, and the Company has determined that it is the primary beneficiary, and accordingly, the results are included in the Company’s condensed consolidated financial statements. The 49.5% interest not owned by the Company is accounted for as a noncontrolling interest.

Unaudited Condensed Interim Financial Information

The condensed consolidated balance sheet as of December 31, 2020 was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP. The accompanying unaudited condensed consolidated financial statements as of June 30, 2021, for the three and six months ended June 30, 2021, three months ended June 30, 2020, and the period from inception (January 21, 2020) to June 30, 2020, have been prepared by the

Company, pursuant to the rules and regulations of the SEC, for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the period from inception to December 31, 2020 included elsewhere in this document. In the opinion of management, all adjustments, including those of a normal recurring nature necessary for a fair presentation of the Company’s consolidated financial position as of June 30, 2021 and consolidated results of operations for the three and six months ended June 30, 2021, three months ended June 30, 2020, and the period from inception (January 21, 2020) to June 30, 2020 and consolidated cash flows for the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020 have been made. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2021.

Liquidity

As a startup company with significant growth plans, the Company’s ability to access capital is critical.

In accordance with ASC Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through June 30, 2021, the Company has funded its operations primarily with cash flows from proceeds from the sale of its common stock and proceeds from issuance of convertible notes. However, the Company has recognized net losses since inception and has an accumulated deficit of $31.8 million as of June 30, 2021.

The Company had $32.4 million in unrestricted cash on hand as of June 30, 2021. On July 16, 2021 the Company received $506.2 million in cash, net of transaction costs as a result of the business combination between DCRB and the Company (see Subsequent Events in Note 13). Management expects that the Company’s cash will be sufficient to meet its liquidity requirements for at least one year from the issuance date of these condensed consolidated financial statements.

Risks and Uncertainties

The Company is subject to a variety of risks and uncertainties common to early stage companies that have not yet commenced principle operations including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and the ability to secure additional capital to fund operations.

NOTE 2: Summary of Significant Accounting Policies

SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, to the Company’s consolidated annual financial statements for the year ended December 31, 2020. There have been no material changes to the significant accounting policies during the three-month and six-month periods ended June 30, 2021 except for the new or updated policies noted.

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal. The Company has presented restricted cash separately from cash on the condensed consolidated balance sheets as of June 30, 2021. Restricted cash of $650 thousand is included in restricted cash and other assets and is related primarily to the Company’s lease in greater Chicago. The Company did not have any restricted cash at December 31, 2020.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6 to these condensed consolidated financial statements):

•	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

NOTE 3: Revenues

Contract liabilities

Contract liabilities relate to the advance consideration received from customers for products and services prior to satisfying a performance obligation or in excess of amounts allocated to a previously satisfied performance obligation. These amounts are included within contact liabilities in the accompanying condensed consolidated balance sheets.

The carrying amount of contract liabilities included in the accompanying condensed consolidated balance sheets was $3.8 million and $2.6 million at June 30, 2021 and December 31, 2020, respectively.

The transaction price associated with remaining performance obligations related to orders for commercial vehicles and other contracts with customers was $32.7 million and $10.0 million as of June 30, 2021 and December 31, 2020, respectively. The Company expects to recognize $14.9 million of its remaining performance obligations as revenue over the next 12 months, and $17.8 million of its remaining performance obligations as revenue over the 12 months thereafter. The Company’s orders each include terms permitting the counterparty to cancel or suspend some or all of their obligations thereunder without cause, with little or no prior notice and without penalty or early termination payments.

NOTE 4: Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at June 30, 2021 and December 31, 2020:

(in thousands)	At June 30, 2021	At December 31, 2020
Deposit for fuel cell components (see Note 10)	5,000	—
Vehicle inventory deposits	4,251	577
Production equipment deposits	2,224	—
Other current deposits	259	271

Total prepaid expenses and other current assets	11,734	848

NOTE 5: Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at June 30, 2021 and December 31, 2020:

(In thousands)	At June 30, 2021	At December 31, 2020
Land and building	2,397	—
Machinery and equipment	4,056	371
Software	168	—
Leasehold improvements	197	—
Construction in progress	344	60
Less: Accumulated depreciation and amortization	(234)	(13)

Property and equipment, net	6,928	418

Depreciation and amortization expense totaled $165 thousand and $221 thousand for the three months and six months ended June 30, 2021. There was no depreciation and amortization expense for the three months ended June 30, 2020 and the period from inception (January 21, 2020) to June 30, 2020.

In January 2021, the Company purchased a facility for $2.3 million in cash. The facility houses certain administrative functions and planned manufacturing of engines and hydrogen fuel cell storage systems.

NOTE 6: Convertible Notes

In February 2021, the Company entered into a Convertible Notes Purchase Agreement with certain investors for the purchase and sale of $45 million in Convertible Notes (the “Convertible Notes”). The Convertible Notes, which were scheduled to mature on February 1, 2023, converted to 5.0 million shares of Class A common stock on July 16, 2021 upon the closing of the transaction with DCRB at a ratio based on 90% of the price per share paid by external investors in the transaction with DCRB (see Subsequent Events in Note 13).

The Convertible Notes accrued interest at an annual rate of 1% commencing upon issuance and compounding semi-annually on each August 1 and February 1. Interest was payable by increasing the principal amount of the Convertible Notes (with such increased amount accruing interest as well) on each interest payment due date.

As the Convertible Notes contained various settlement outcomes, the Company evaluated each scenario for accounting purposes. The conversion features settled at discounts upon certain financing events were determined to be redemption features and were evaluated as embedded derivatives and bifurcated from the Convertible Notes due to the substantial premium to be paid upon redemption. At issuance, option-based features were determined to have a de minimis fair value, and non-option-based features were bifurcated assuming the issuance fair value was zero. Changes in the derivative liability fair values are reported in operating results each reporting period.

As of June 30, 2021, the Company valued the bifurcated embedded derivative associated with the automatic conversion triggered by the business combination with DCRB at $4.75 million, based on the probability weighted average of possible outcomes related to the feature (a Level 3 input). Based on the inclusion of the bifurcated embedded derivative in the carrying value of convertible notes payable, the Company has determined that the carrying value of the notes approximates fair value as of June 30, 2021.

During the three months ended June 30, 2021, the Company recorded $124 thousand of interest expense related to the stated interest for the Convertible Notes and $250 thousand related to the change in the value of the bifurcated embedded derivative within interest expense.

During the six months ended June 30, 2021, the Company recorded $193 thousand of interest expense related to the stated interest for the Convertible Notes and $4.75 million related to the change in the value of the bifurcated embedded derivative within interest expense.

NOTE 7: Income Taxes

The Company did not record a provision for income taxes for the three or six months ended June 30, 2021 because it expects to generate a loss for the year ending December 31, 2021 and the Company’s net deferred tax assets continue to be fully offset by a valuation allowance.

As of June 30, 2021, and December 31, 2020, the Company had deferred tax assets of approximately $9.0 million and $3.1 million, respectively, each of which was fully offset by a valuation allowance. During the three months ended June 30, 2021 and June 30, 2020, the Company did not record an income tax benefit (expense) as a result of the full valuation allowances recorded against its deferred tax assets. During the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020, the Company did not record an income tax benefit (expense) as a result of the full valuation allowances recorded against its deferred tax assets.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its positions.

NOTE 8: Commitments and Contingencies

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims in the ordinary course of business. We currently believe that we are not a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations. Regardless of outcome, such proceeding or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors and there can be no assurances that favorable outcomes will be obtained.

In connection with our acquisition by DCRB (our predecessor company), certain of DCRB’s stockholders filed lawsuits against DCRB and its directors asserting claims for breaches of fiduciary duty. These complaints allege that the DCRB board members breached their fiduciary duties by in connection with the merger by allegedly agreeing to the transaction following an inadequate process and at an unfair price, and by allegedly disseminating inaccurate or incomplete information concerning the transaction. These complaints seek, among other things, injunctive relief and an award of attorneys’ fees. The defendants in these cases have not yet answered these complaints and we believe that these pending and threatened lawsuits are without merit.

NOTE 9: Stock Compensation

During the three months ended June 30, 2021, the Company did not grant any stock options. During the six months ended June 30, 2021, the Company granted 76,000 stock options with a weighted average grant date fair value of $2.97 per share that vest over five years. During the three months ended June 30, 2021, 10,000 options were exercised resulting in proceeds of $3 thousand, and 20,000 options were forfeited. During the six months ended June 30, 2021, 75,000 options were exercised resulting in proceeds of $190 thousand, and 26,000 options were forfeited. There was no option activity in the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

The Company granted 500,000 restricted stock units during the three months ended June 30, 2021 with a weighted average grant date fair value of $9.10 per share. The Company granted 992,000 restricted stock units during the six months ended June 30, 2021 with a weighted average grant date fair value of $8.39 per share. The restricted stock units granted during the three months and six months ended June 30, 2021 vest over period ranging from four to five years. The Company did not grant restricted stock units in the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

As of June 30, 2021, there were 11,347,500 options with a weighted average exercise value of $2.01, and 992,000 restricted stock units outstanding. There were no stock options or restricted stock units outstanding as of June 30, 2020. The Company recognized stock-based compensation costs of $580 thousand in the three months ended June 30, 2021, and $877 thousand during the six months ended June 30, 2021 related to the vesting of stock options and restricted stock units granted in the current and prior periods.

NOTE 10: Related Party Transactions

Horizon IP Agreement

In January 2021, the Company entered into an intellectual property agreement (the “Horizon IP Agreement”) with Jiangsu Qingneng New Energy Technologies Co., Ltd. and Shanghai Qingneng Horizon New Energy Ltd. (together, “JS Horizon”) both of which are affiliates of the Company’s ultimate parent, Horizon. Under the Horizon IP Agreement, JS Horizon assigned to the Company a joint ownership interest in certain intellectual property rights previously developed by JS Horizon (“Background IP”), and each of Hyzon and JS Horizon granted to the other, within such other party’s field of use, exclusive licenses under their respective joint ownership rights in the Background IP, as well as their rights in improvements made in the future with respect to such Background IP. Under that agreement, the Company also grants JS Horizon a perpetual non-exclusive license under certain provisional patent applications (and any patents issuing therefrom), as well as improvements thereto.

The Horizon IP Agreement revised and clarified the intellectual property arrangements existing as of the Company’s inception, as set forth under two previous agreements. Under a License Agreement made effective at the time of the Company’s inception (the “License Agreement”), the Company received an exclusive license under certain of the Background IP. That agreement was later terminated and replaced with a Partial Assignment Agreement of Fuel Cell Technology, dated November 19, 2020 (the “Partial Assignment Agreement”), which contemplated a joint ownership structure with respect to certain of the Background IP similar to the structure set forth under the now existing Horizon IP Agreement. Both the original License Agreement and Partial Assignment Agreement have been superseded by the Horizon IP Agreement.

Under the terms of the Horizon IP Agreement, the Company will pay Horizon fixed payments of $10 million in 2021 as consideration for the rights it receives under the Background IP and improvements thereto, which is recorded as a liability at June 30, 2021. Because the Company is under common control with Horizon and JS Horizon, the cost of the intellectual property transferred should equal the historical cost of the Company’s ultimate parent, Horizon. Due to the creation of the Background IP through research and development over a long period of time, the historical cost of the intellectual property acquired is zero. As such, no asset was recorded for the Background IP on the Company’s balance sheet. The difference between the fixed amounts payable to JS Horizon and the historical cost are treated as a deemed distribution to Horizon, given the common control.

Related Party Payables and Receivables

Horizon Fuel Cell Technologies and Related Subsidiaries

Hyzon utilizes Horizon Fuel Cell Technologies to supply certain fuel cell components. In March 2021, the Company made a deposit payment to Horizon in the amount of $5 million to secure fuel cell components. This payment is included in prepaid expenses as none of the components have yet been received.

Certain employees of Horizon and its affiliates provide services to the Company. Based on an analysis of the compensation costs incurred by Horizon and an estimate of the proportion of effort spent by such employees on each entity, an allocation of approximately $537 thousand and $125 thousand was recorded in the Company’s condensed consolidated statements of operations and comprehensive loss related to such services for the three months ended June 30, 2021 and June 30, 2020, respectively. An allocation of approximately $631 thousand and $249 thousand was recorded in the Company’s condensed consolidated statements of operations and comprehensive loss related to such services for the six months ended June 30, 2021 and the period from inception (January 21, 2020) to June 30, 2020, respectively. While the Company routinely settles intercompany activity in cash, the related party liability to Horizon and affiliates is $548 thousand and $560 thousand as of June 30, 2021 and December 31, 2020, respectively.

Holthausen

The Company entered into a joint venture agreement in October 2020 to create Hyzon Motors Europe with Holthausen. As Hyzon Motors Europe builds out its production facilities, it relies on Holthausen for certain production resources that result in related party transactions. In addition, both companies rely on certain suppliers including Horizon Fuel Cell Technologies. During the three months ended June 30, 2021, the Company transferred inventory purchased from Horizon amounting to $1.2 million to Holthausen at cost and recorded a related party receivable as a result for $1.2 million. The Company has a net related party receivable in the amount of $887 thousand due from Holthausen as of June 30, 2021.

In July 2021, Holthausen assigned certain sales contracts with an aggregate value of $4.3 million to Hyzon Motors Europe, which will become contract liabilities for the Company. In conjunction with this assignment, Hyzon Motors Europe purchased in-process inventory in the amount of $2.3 million from Holthausen.

NOTE 11: Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results by the different operating segments. As of June 30, 2021, the Company is composed of four operating segments representing its operations in the U.S., Australia, Europe, and China. Based on the limited nature of the Australia, Europe, and China operating segments for the period, the Company has determined that only the U.S. qualifies as a reportable segment as defined by ASC Topic 280.

NOTE 12: Net Loss per Share

The Company computes basic net loss per share using net loss attributable to Hyzon common stockholders and the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the three months ended June 30, 2021 and 2020, and for the six months ended June 30, 2021 and the period from inception (January 21, 2020 to June 30, 2020 (in thousands, except share and per share data):

	For the three months ended June 30, 2021	For the three months ended June 30, 2020	For the six months ended June 30, 2021	For the period from inception (January 21, 2020) to June 30 2020.
Net loss attributable to Hyzon	($9,421)	($172)	($17,568)	($298)
Weighted average shares outstanding	93,819,835	83,750,000	93,806,549	83,750,000

Earnings per common share – basic and diluted	($0.10)	$0.00	($0.19)	$0.00

For all periods presented the effect of dilutive securities, including stock options and restricted stock units were excluded from the denominator for the calculation of diluted net loss per share because the Company recognized a net loss for the period and their inclusion would be antidilutive. Anti-dilutive securities excluded for the three and six month periods ended June 30, 2021 were approximately 12.3 million shares, for both periods. There were no potentially dilutive securities for the three months ended June 30, 2020 or the period from inception (January 21, 2020) to June 30, 2020.

NOTE 13: Subsequent Events

The Company has evaluated subsequent events through August 13, 2021, which is the date which the condensed consolidated financial statements were available to be issued and is not aware of any material events other than those described below.

Merger Transaction

On July 16, 2021, the Company consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement and Plan of Reorganization, dated as of February 8, 2021 (the “Business Combination Agreement”), by and among the Company, DCRB and DCRB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DCRB (“Merger Sub”). Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Company became a direct wholly owned subsidiary of DCRB. In connection with these transactions, DCRB changed its name to “Hyzon Motors Inc.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, DCRB is treated as the “acquired” company for financial reporting purposes.

As a result of the Business Combination, each share of common stock of the Company, par value $0.001 per share was converted into the right to receive 1.7720 shares of Class A common stock, par value $0.0001 per share of the post-combination company, resulting in the issuance of approximately 180.3 million shares of Class A common stock. Additionally, the post combination company reserved for issuance approximately 21.7 million shares of Class A common stock in respect of options and restricted stock units issued in exchange for outstanding options, restricted stock units, and warrants of the Company.

As previously announced, DCRB held subscription agreements with certain investors to issue and sell an aggregate of 35,500,000 shares of Class A Common Stock of DCRB for $10.00 per share for an aggregate commitment of $355,000,000 (the “PIPE Financing”). At the closing of the Business Combination, DCRB consummated the PIPE Financing and those proceeds became part of the post-combination company.

Pursuant to the terms of the Convertible Notes described in Note 6, immediately prior to the Business Combination the outstanding principal of $45 million as well as the accrued interest on the Convertible Notes automatically converted into shares of the Company at a price per share equal to 90% of the price per share paid by the PIPE Investors, and upon the closing, converted into 5,022,052 shares of common stock of the post-combination company.

Immediately after giving effect to the Business Combination, PIPE Financing, and Convertible Note conversion described above, there were 246,994,208 shares of Class A common stock of the post-combination company issued and outstanding.

The Business Combination and PIPE Financing generated gross proceeds of approximately $559.8 million of cash for the post-combination company. Total transaction costs for the Business Combination were approximately $53.4 million.

Earn Out Shares

Following the closing of the Business Combination, holders of the Company’s legacy common stock and outstanding equity awards (including warrant, stock option and RSU holders) were granted the right to receive up to an aggregate amount of 23,250,000 shares of Class A common stock that would vest in in three tranches of 9,000,000, 9,000,000 and 5,250,000 shares if the trading price of the common stock of the post-combination company achieves $18, $20 or $35 as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within five years following the closing date of the Business Combination, provided that in no event will the issuance of the 5,250,000 earnout shares occur prior to the one year anniversary of the closing date.

Raven SR Investment

On July 29, 2021 the Company entered into a Master Hub Agreement with Raven SR, LLC (Raven SR) whereby Raven SR granted to the Company a right of first refusal to co-invest in up to 100 of Raven SR’s first 200 solid waste-to-hydrogen generation and production facilities (hubs), and up to 150 of Raven SR’s gas-to-hydrogen generation and production facilities across the United States on a hub-by-hub basis. In connection with agreement, Hyzon paid Raven SR $2.5 million on July 30, 2021 to acquire a minority interest in Raven.

Insurance Policy

In August 2021, the Company paid $9.1 million for a directors and officers liability insurance policy covering a 12-month period ending July 2022.